Exhibit 10.5

AMENDED AND RESTATED
CASH-SETTLED
OPTION AWARD AGREEMENT
ONEMAIN HOLDINGS, INC.
This Amended and Restated Award Agreement (this “Option Award Agreement”), dated as of July 26, 2019 (the “Amended Date”), is made by and between OneMain Holdings, Inc., a Delaware corporation (the “Company”), and Douglas H. Shulman (the “Participant”).
The Company and the Participant entered into an Award Agreement (the “Original Award Agreement”), dated as of July 12, 2018 (the “Date of Grant”), pursuant to which the Participant was granted the Option (as defined below). The Option was not, and was not granted under or pursuant to, an “equity-compensation plan” (as such term is defined in NYSE Rule 303A.08) because it provides for a payment of cash rather than the delivery of equity securities. Although the Option is not granted under the Amended and Restated OneMain Holdings, Inc. 2013 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”), except as expressly provided otherwise, the Option will be governed in a manner consistent with the terms and conditions of the Plan.
Capitalized terms not defined herein shall have the meaning ascribed to them in the Plan. Where the context permits, references to the Company shall include any successor to the Company.
1.Grant of Option. The Company granted to the Participant an option with respect to 650,000 shares of Common Stock at the price per share of $33.40 as of the Date of Grant, subject to adjustment as provided in the Plan and as set forth below (the “Exercise Price”) (the “Option”), subject to all of the terms and conditions of Exhibit A hereto, this Option Award Agreement and the Plan. In no event shall the Exercise Price be below Fair Market Value of a share of Common Stock on the Date of Grant and, if such Exercise Price is below Fair Market Value of a share of Common Stock on the Date of Grant, the Exercise Price shall automatically be adjusted to reflect the Fair Market Value of a share of Common Stock on the Date of Grant.

2.Vesting of Option. The Option shall become vested in accordance with the vesting schedule set forth in Exhibit A hereto (the “Vesting Schedule”). Except as otherwise provided under the terms of the Plan or in Exhibit A hereto, if the Participant’s employment is terminated for any reason (the “Termination”), this Option Award Agreement shall terminate and all rights of the Participant with respect to Options that have not vested shall immediately terminate.

3.Exercise Price. Prior to the Amended Date, the Exercise Price was decreased in connection with each cash dividend declared and paid to holders of shares of Common Stock in an amount equal to the per share cash dividend and at the time that such dividends were paid to such holders. On and after the Amended Date, with respect to each cash dividend payable to holders of shares of Common Stock (each such dividend, calculated on a per share basis, a “Dividend”) which is declared and has a record date during the period beginning on the Amended Date while the Option remains outstanding and unvested and the Participant remains continuously employed by the Company or one of its Affiliates, the Exercise Price of each share of Common Stock subject to the unvested portion of the Option shall be decreased on the record date in an amount equal to fifty percent (50%) of such Dividend. On and after the Amended Date, with respect to each Dividend which is declared and has a record date during any period beginning on the Participant’s termination of employment while the Option remains outstanding and unvested, the Exercise

Price of each share of Common Stock subject to the unvested portion of the Option shall be decreased on the record date in an amount equal to one hundred percent (100%) of such Dividend.

4.Other Rights. The Participant shall have no rights of a stockholder (including the right to distributions or dividends) with respect to the Option; provided, that with respect to each Dividend which is declared and has a record date during the period beginning on the Amended Date while the Option remains outstanding and unvested and the Participant remains continuously employed by the Company or one of its Affiliates, the Participant shall be eligible to receive an amount equal to the product of (i) the number of shares of Common Stock subject to the unvested portion of the Option on the record date of any such Dividend, and (ii) fifty percent (50%) of the amount of the Dividend, subject to the Participant remaining continuously employed by the Company or one of its Affiliates through such record date, which amount shall be paid to the Participant as soon as practicable following the date such Dividend is paid to holders of shares of Common Stock, but no later than forty-five (45) days following the end of the quarter during which any such record date occurs. No interest or other earnings will be credited with respect to such payment.

5.Method of Exercise; Settlement. The Option, to the extent it becomes vested pursuant to Section 2, shall be automatically exercised by means of a cashless exercise procedure on the day following the Tranche I Sell-Down Date or the Tranche II Sell-Down Date, as applicable (as defined in Exhibit A) and the Company shall deliver to the Participant (or the Participant’s personal representative) as soon as practical thereafter, but in no event later than 30 days following such applicable date, cash in an amount equal to (i) the product of (A) the number of shares of Common Stock the Participant would have otherwise been entitled to receive upon such exercise pursuant to such cashless exercise procedure, multiplied by (B) the Fair Market Value of share of Common Stock (determined as of the date following the Tranche I Sell-Down Date or the Tranche II Sell-Down Date, as applicable) less the Exercise Price, less (ii) any withholding pursuant to Section 9.
6.Termination of Option. The Option shall terminate, to the extent not earlier terminated pursuant to Section 2 or exercised pursuant to Section 5, on the ten-year anniversary of the Date of Grant (the “Expiration Date”). Upon the termination of the Option, the Option and all rights hereunder shall immediately become null and void.

7.Option Award Agreement Subject to Plan. This Option Award Agreement shall be interpreted as though it were made pursuant to the provisions of the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith. In the event of any conflict between the provisions of this Option Award Agreement and the provisions of the Plan, the provisions of the Option Award Agreement shall govern. The Participant hereby acknowledges receipt of a copy of the Plan.

8.No Rights to Continuation of Employment. Nothing in the Plan or this Option Award Agreement shall confer upon the Participant any right to continue in the employ of the Company or any Affiliate thereof or shall interfere with or restrict the right of the Company or its Affiliates to terminate the Participant’s employment any time for any reason whatsoever, with or without cause.

9.Tax Withholding. The Company shall have the right to deduct from all amounts paid in cash any sums required or permitted by federal, state or local tax law to be withheld with respect to the exercise of any Options.

10.Section 409A Compliance. The intent of the parties is that the payments and benefits under this Option Award Agreement be exempt from Section 409A of the Code as short-term deferrals pursuant to Treasury Regulation Section 1.409A-1(b)(4), and this Option Award Agreement shall be interpreted and administered consistent with such intent; provided, however, that to the extent this payments and benefits under this Option Award Agreement are subject to Section 409A of the Code, the intent of the parties is that such payments and benefits comply with Section 409A of the Code and to the maximum extent permitted, this Option Award Agreement shall be interpreted and administered to be in compliance therewith. Each payment and benefit hereunder shall constitute a “separately identified” amount within the meaning of Treasury regulation §1.409A-2(b)(2). The Company makes no representation that any or all of the payments and benefits under this Option Award Agreement comply with or are exempt from Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payments or benefits. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

11.Governing Law. This Option Award Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware.

12.Option Award Agreement Binding on Successors. The terms of this Option Award Agreement shall be binding upon the Participant and upon the Participant’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

13.No Assignment. Notwithstanding anything to the contrary in this Option Award Agreement, neither this Option Award Agreement nor any rights granted herein shall be assignable by the Participant.

14.Necessary Acts. The Participant hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Option Award Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

15.Severability. Should any provision of this Option Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Option Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Option Award Agreement. Moreover, if one or more of the provisions contained in this Option Award Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

16.Entire Agreement. This Option Award Agreement, including Exhibit A hereto, and the Plan, along with the Participant’s employment agreement to the extent it is not inconsistent with this Agreement and the Plan, contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersedes any other agreements (including the Original Award Agreement) or representations, oral or otherwise, express or implied, with respect to the subject matter hereof.

17.Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

18.Counterparts; Electronic Signature. This Option Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Your electronic signature of this Option Award Agreement shall have the same validity and effect as a signature affixed by your hand.

19.Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by all parties hereto.

20.Set-Off. The Participant hereby acknowledges and agrees, without limiting rights of the Company or any Affiliate thereof otherwise available at law or in equity, that, to the extent permitted by law, the payments due to the Participant under this Option Award Agreement may be reduced by, and set-off against, any or all amounts or other consideration payable by the Participant to the Company or any of its Affiliates under any other agreement or arrangement between the Participant and the Company or any of its Affiliates; provided that any such set-off does not result in a penalty under Section 409A of the Code.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Option Award Agreement as of the date set forth above.

ONEMAIN HOLDINGS, INC.

By ____________________________

Print Name: _____________________

Title: __________________________

[Company’s Signature Page to Option Award Agreement]

The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Option Award Agreement.

PARTICIPANT

Signature ____________________

DOUGLAS H. SHULMAN

Address: _____________________
_____________________

[Participant’s Signature Page to Option Award Agreement]

EXHIBIT A
Vesting of Options:
The number of Options granted hereunder will vest as follows, conditioned, in each case, on the Participant’s continued employment with the Company or one of its Affiliates as of the applicable vesting date:

•	The Options granted hereunder will be divided into three (3) tranches;

◦	300,000 “Tranche I Options”;

◦	225,000 “Tranche II Options”; and

◦	125,000 “Tranche III Options”.

Subject to the Participant remaining continuously employed by the Company or one of its Affiliates through the applicable Vesting Date (as defined below):

•
The Tranche I Options vest if on or prior to the date on which at least 75% of the Company’s issued and outstanding shares of Common Stock are owned by stockholders other than OMH Holdings, L.P. and its Affiliates (such date, the “Tranche I Sell-Down Date”), the Company achieves a $55 per share (“Tranche I Price Trigger”) volume-weighted average trading price (“VWAP”) as of the Date of Grant over a consecutive 6-month period; provided, however, that, notwithstanding whether the Tranche I Price Trigger has been achieved as of the Tranche I Sell-Down Date, if, on the day following the Tranche I Sell-Down Date, the Fair Market Value of a share of Common Stock is not lower than 10% below the Tranche I Price Trigger, then the Tranche I Options shall vest on the Tranche I Sell-Down Date;

•
The Tranche II Options (and, to the extent not previously vested, the Tranche I Options) vest if on or prior to the date on which at least 90% of the Company’s issued and outstanding shares of Common Stock are owned by stockholders other than OMH Holdings, L.P. and its Affiliates (such date, the “Tranche II Sell-Down Date” and each of the Tranche I Sell-Down Date and the Tranche II Sell-Down Date, the “Vesting Date”), the Company achieves a $70 per share (“Tranche II Price Trigger”) VWAP as of the Date of Grant over a consecutive 6-month period; provided, however, that, notwithstanding whether the Tranche II Price Trigger has been achieved as of the Tranche II Sell-Down Date, if, on the day following the Tranche II Sell-Down Date, the Fair Market Value of a share of Common Stock is not lower than 10% below the Tranche II Price Trigger, then the Tranche II Options shall vest on the Tranche II Sell-Down Date; and

•
The Tranche III Options (and, to the extent not previously vested, the Tranche I Options and the Tranche II Options) vest if on or prior to the Tranche II Sell-Down Date, the Company achieves a $85 per share (“Tranche III Price Trigger”) VWAP as of the Date of Grant over a consecutive 6-month period; provided, however, that, notwithstanding whether the Tranche III Price Trigger has been achieved as of the Tranche II Sell-Down Date, if, the day following the Tranche II Sell-Down Date, the Fair Market Value of a share of Common Stock is not lower than 10% below the Tranche III Price Trigger, then the Tranche III Options shall vest on the Tranche II Sell-Down Date;
provided, however, that if the Participant’s employment terminates as a result of death or Disability or the Participant’s employment is terminated without Cause or the Participant resigns for Good Reason, the Options shall remain outstanding for up to twelve (12) months following such date of termination during which the Options will remain eligible to vest based on satisfaction of the conditions set forth in this Exhibit A; provided, further, that if the Tranche I Price Trigger, the Tranche II Price Trigger and/or the Tranche III Price Trigger has been achieved during Participant’s employment, and if the Participant’s employment terminates as a result of death or Disability or the Participant’s employment is terminated without Cause or if Participant resigns for Good Reason, the Tranche I Options, the Tranche II Options or the Tranche III Options, as applicable, shall remain outstanding for up to twenty-four (24) months following such date of termination during which such Options will remain eligible to vest based on satisfaction of the conditions set forth in this Exhibit A including the occurrence of the Tranche I Sell-Down Date or the Tranche II Sell-Down Date, as applicable, occurring during such time period.
Notwithstanding the foregoing, (i) upon a Change in Control, if the conditions set forth in this Exhibit A have not been satisfied, the Options subject to vesting conditions shall terminate and be forfeited, and (ii) any Options that have not vested on or prior to the day following the Tranche II Sell-Down Date shall be forfeited immediately following the day following the Tranche II Sell-Down Date.
As used in this Exhibit A, “volume-weighted average trading price per share” shall be determined by the Committee and will be adjusted for the payment of Dividends as appropriate. Prior to the Amended Date, the VWAP shall be decreased in connection with each cash dividend declared and paid to holders of shares of Common Stock in an amount equal to the per share cash dividend at the time that such dividends are paid to such holders. On and after the Amended Date, the VWAP (i) shall be decreased on the record date of each Dividend which is declared and has a record date during the period beginning on the Amended Date while the Option remains outstanding and unvested and the Participant remains continuously employed by the Company or one of its Affiliates in an amount equal to fifty percent (50%) of the Dividend, and (ii) shall be decreased on the record date of each Dividend which is declared and has a record date during any period beginning on the Participant’s termination of employment while the Option remains outstanding and unvested in an amount equal to one hundred percent (100%) of such Dividend.